Exhibit 99.1

Aspira Women’s Health Inc.

Appoints Nicole Sandford to its Board of Directors

AUSTIN, Texas — February 22, 2021 — Aspira Women’s Health Inc. (Nasdaq: AWH), a bioanalytical-based women’s health company, today announced the appointment of Ms. Nicole Sandford to its Board of Directors.

“I am very pleased to warmly welcome Nicole to our Board of Directors. She brings to us strong regulatory leadership skills as well as a deep understanding of financial reporting and corporate governance that will be invaluable to us as we grow and take the company to new heights,” said Valerie Palmieri, President and CEO of Aspira Women's Health Inc.

Ms. Nicole Sandford noted, “I am thrilled to join this dynamic Board of accomplished leaders. I look forward to utilizing my skills and experience to help grow the company and achieve its mission to transform women’s health, starting with ovarian cancer.”

About Ms. Nicole Sandford, CPA

Ms. Nicole Sandford, CPA, is a seasoned professional and qualified audit committee financial expert with extensive experience advising boards and senior executives in their most challenging times. She served global accounting and consulting firm Deloitte from 1993 to 2020, most recently as the national managing partner for its Regulatory and Operational Risk practice. As one of Deloitte’s most knowledgeable experts in corporate governance, Nicole wrote Deloitte’s response to the governance aspects of the Sarbanes-Oxley Act and was the architect of its award-winning Center for Board Effectiveness. She also served as the audit partner for complex public companies in a variety of industries.

In 2020, Nicole joined Ellig Group as its Executive Vice President and Global Board Services Leader. In this role, she advises boards and senior executives on matters related to governance,

particularly those related to board composition, competency and diversity. Nicole is a frequent speaker on governance, risk and culture, as well as leading practices for boards and board committees. Nicole has received numerous awards including Millstein Center’s “Rising Stars of Corporate Governance” and The International Alliance for Women’s “World of Vision” Award.

Exhibit 99.1

Nicole is also the Chair of Girl Scouts of Connecticut, director of the Stamford Public Education Foundation and Emeritus Member of the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware. She has served on the board of the Society for

Corporate Governance and The Global Partnership for Afghanistan. Nicole is passionate about helping people with cancer as a volunteer driver for the American Cancer Society’s “Road to

Recovery” program and as the patient advocate/representative on the Greenwich Hospital

Breast Center Accreditation Leadership Committee.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. (formerly known as Vermillion, Inc., Nasdaq: VRML) is transforming women’s health with the discovery, development, and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management, and improve gynecologic health outcomes for women.  Aspira Women’s Health is particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk assessment and endometriosis. OVA1® plus includes our FDA-cleared products, OVA1® and OVERA®, to detect risk of ovarian malignancy in women with adnexal masses. ASPIRA GenetiXTM testing offers both targeted and more comprehensive genetic testing options with a gynecologic focus.  With over 10 years of expertise in ovarian cancer risk assessment, Aspira Women’s Health is delivering a portfolio of pelvic mass products over a patient’s lifetime with our cutting-edge research. The next generation of products in development are OVASightTM and EndoCheckTM. Visit our website for more information at www.aspirawh.com.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-430-7577

Arr@lifesciadvisors.com